                                                                      EXHIBIT 10


                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT made on the 18th day of December, 1998, by and between PULITZER INC., a Delaware corporation with its principal offices in St. Louis, Missouri (the "Company"), and ROBERT C. WOODWORTH, a resident of the State of Texas ("Mr. Woodworth").

      1. Employment. The Company hereby employs Mr. Woodworth, and Mr. Woodworth hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

      2. Term. The term of Mr. Woodworth's employment under this Agreement will be three years, starting January 1, 1999. On each subsequent January 1 (beginning January 1, 2000) prior to the termination of Mr. Woodworth's employment under Section 7, the term will be extended by one additional year or, if earlier, to the date Mr. Woodworth reaches age 65 provided Mr. Woodworth is then employed hereunder.

      3. Position and Duties. Mr. Woodworth will serve as the President and Chief Executive Officer of the Company and as a voting trustee under any voting trust agreement established by the holders of the Company's Class B common stock. The Company will use its best efforts to cause Mr. Woodworth to be a member of the Company's Board of Directors ("Board"). Mr. Woodworth will report directly to the Board. Except as otherwise specifically provided herein, the duties which may be assigned to Mr. Woodworth will be the usual and customary duties of the offices of president and chief executive officer and will be consistent with the provisions of the Company's Certificate of Incorporation, By-laws and applicable law. At the request of the Board, Mr. Woodworth will serve as an officer and director of the Company's subsidiaries and other affiliates without additional compensation. Mr. Woodworth will devote all of his business time and attention to the performance of his obligations, duties and responsibilities under this Agreement. Subject to Company policies applicable to senior executives generally, Mr. Woodworth may engage in personal, charitable, professional and investment activities to the extent such activities do not conflict or interfere with his obligations to, or his ability to perform the duties and responsibilities of his employment by, the Company hereunder.

      4. Annual Compensation.

      (a) Base Salary. The Company will pay salary to Mr. Woodworth at an annual rate of $575,000, in accordance with it regular payroll practices. The Board will review Mr. Woodworth's salary at least annually. The Board, acting in its discretion, may increase (but not decrease) the annual rate of Mr. Woodworth's salary in effect at any time.

     (b) Bonus. Mr. Woodworth will participate in the Company's bonus plan established for its senior corporate executives, with an annual target equal to 100% of salary. Mr. Woodworth's bonus for 1999 will be no less than $425,000 if Mr. Woodworth remains employed by the Company through December 31, 1999. Mr. Woodworth's annual bonus will be payable promptly after the end of the year for which it is earned, subject to such deferral requirements as the Company may impose in order to preserve its full income tax deduction for the payment of the bonus.


     5. Additional Compensation.

     (a) Start Bonus. Mr. Woodworth will be paid a bonus of $200,000 within five days after the execution and delivery of this agreement.

     (b) Initial Stock Option Grant. On the first business day following the date the Closing (defined in Section 12(b) hereof) occurs, the Company will grant to Mr. Woodworth a nonstatutory option pursuant to the Company's Stock Option Plan (the "Initial Option") to purchase shares of Company common stock. The value of the Initial Option, as determined by the Company's outside compensation consultants under the Black-Scholes method, will be approximately $1,500,000, and the number of shares and exercise price per share covered by the Initial Option will be equal to the number of shares and exercise price per share covered by a similar option to be granted at the same time to Michael E. Pulitzer. The Initial Option will vest ratably (1/3, 1/3, 1/3) at the end of 1999, 2000, and 2001, subject in the case of any nonvested portion, to Mr. Woodworth's continuing employment (except as provided in Section 7 hereof). If the Closing does not occur, then Pulitzer Publishing Company will grant Mr. Woodworth a comparable option to purchase shares of its common stock upon comparable terms and conditions.


     (c) Restricted Stock Grant. On the date the Initial Option is granted pursuant to the preceding subsection, the Company will also credit X shares of Company common stock to a bookkeeping account set up in the name of Mr. Woodworth, where X is equal to $1,000,000 divided by the closing price per share on the award date. The shares credited to Mr. Woodworth's account will vest, if at all, on January 1, 2002, subject to the satisfaction such performance conditions as are mutually agreed upon by the parties. Payment of shares credited to Mr. Woodworth's restricted stock account, or their cash equivalent, will be subject to such deferral requirements as the Company may impose in order to preserve its full income tax deduction attributable to the restricted stock award. If the Closing does not occur, then Pulitzer Publishing Company will make a comparable grant of restricted stock to Mr. Woodworth upon comparable terms and conditions.

     6. Employee Benefit Programs and Perquisites.

     (a) General. Mr. Woodworth will be entitled to participate in such qualified and nonqualified employee pension plans, stock option or other equity compensation plans, group health, long term disability and group life insurance plans, and any other welfare and fringe benefit plans, arrangements, programs and perquisites sponsored or maintained by the Company from time to time for the benefit of its employees generally or its senior executives generally. Schedule A (attached) contains a summary of the benefits currently provided to senior executives of the Company. Mr. Woodworth will be entitled to annual stock option grants on a basis not less favorable than other senior officers.

     (b) SERP Vesting Credit. Notwithstanding any contrary provision in the Company's supplemental executive retirement plan, Mr. Woodworth will become fully vested in his accrued benefit under that plan if he remains in the continuous employ of the Company through December 31, 2001.

     (c) Reimbursement of Business Expenses. Mr. Woodworth is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company will promptly reimburse him for all expenses that are so incurred upon presentation of appropriate vouchers or receipts, subject to the Company's expense reimbursement policies applicable to senior executive officers generally.

     (d) Relocation Expenses. Mr. Woodworth will establish his principal residence in the St. Louis metropolitan area ("St. Louis") as soon as practicable after the execution of this Agreement. The Company will pay or reimburse Mr. Woodworth for the payment of all expenses reasonably incurred by him in connection with the relocation of his residence to St. Louis, including, without limitation, the cost of packing and moving household goods, traveling expenses, interim living expenses during a transition period, and house hunting trips for Mr. Woodworth and his wife. Mr. Woodworth will also be entitled to reimbursement for the real estate commission and other closing costs incurred by him on the sale of his present home in Texas ("present home") and any points applicable to a loan Mr. Woodworth may take out in purchasing his new residence in St. Louis. In the event Mr. Woodworth ends up having to carry two home loans at the same time, he will be entitled to reimbursement for the interest portion of the loan on his present home. If Mr. Woodworth wishes to buy a home in St. Louis before selling his present home, the Company will make available an interest-free bridge loan to Mr. Woodworth approximately equal to the equity in his present home. The Company will make a tax gross-up payment to Mr. Woodworth to make him whole for income taxes incurred in respect of any nondeductible and nonexcludable relocation payments and reimbursement amounts. If Mr. Woodworth cannot sell his present home by March 31, 1999, the Company will make arrangements with a third party relocation company or otherwise for the purchase of Mr. Woodworth's present home at its mutually agreed upon appraised value.

     (e) Conditions of Employment. Mr. Woodworth's place of employment during the term of his employment under this Agreement will be at the principal office of the Company in St. Louis, Missouri, subject to the need for business travel. The conditions of Mr. Woodworth's employment, including, without limitation, office space and accouterments, secretarial, administrative and other support, will be consistent with his status as a senior executive officer of the Company.

     7.  Termination of Employment.

     (a) Death. If Mr. Woodworth's employment with the Company terminates before the end of the term by reason of his death, then (1) as soon as practicable thereafter, the Company will pay to his estate an amount equal to his "Accrued Compensation" (defined below), (2) the unvested portion (if any) of the Initial Option and the special restricted stock grant (described in Sections 5(b) and (c) hereof) will become fully vested, and (3) Mr. Woodworth's spouse and covered dependents will be entitled to continue to participate in the Company's group health plan(s) at the same benefit level at which they participated immediately before Mr. Woodworth's death for a period of at least one year after Mr. Woodworth's death or, if longer, for the balance remaining in the then current term of this Agreement at the time of his death, and, thereafter, for such additional continuation period as may be available under COBRA or under any post-retirement group health plan or arrangement in which Mr. Woodworth participated prior to his death. For the purposes of this Agreement, the term "Accrued Compensation" means, as of any date, the amount of any unpaid salary earned by Mr. Woodworth through that date, plus a pro rata amount of Mr. Woodworth's target bonus for the year in which such date occurs, plus any additional amounts and/or benefits payable to or in respect of Mr. Woodworth under and in accordance with the provisions of any employee plan, program or arrangement under which Mr. Woodworth is covered immediately prior to his death. For the purpose of the preceding sentence, the target for 1999 will be deemed to be $425,000.

     (b) Disability. If the Company terminates Mr. Woodworth's employment by reason of Mr. Woodworth's "disability" (defined below), then (1) as soon as practicable thereafter, Mr. Woodworth will be entitled to receive his Accrued Compensation through his employment termination date, (2) the unvested portion (if any) of the Initial Option and the special restricted stock grant (described in Sections 5(b) and (c) hereof) will become fully vested, and (3) Mr. Woodworth will be entitled to continue his participation in the Company's group health plan(s) at the same benefit level at which he and his covered dependent(s) participated immediately before the termination of his employment for the balance remaining in the then current term of this Agreement at the time of such termination of employment, and, thereafter, for such additional continuation period as may be available under COBRA or under any post-retirement group health plan or arrangement in which Mr. Woodworth participated prior to the termination of his employment. For purposes of this Agreement, the term "disability" means the inability of Mr. Woodworth to substantially perform the customary duties and responsibilities of his employment by the Company for a period of at least 120 consecutive days by reason of a physical or mental incapacity which is expected to result in death or last indefinitely.

     (c) Termination by the Company for Cause or Voluntary Termination by Mr. Woodworth. If the Company terminates Mr. Woodworth's employment for "Cause" (defined below) or if Mr. Woodworth terminates his employment without "Good Reason" (as defined in subsection(d) below) before the end of the then current term of this Agreement, Mr. Woodworth will be entitled to receive his Accrued Compensation through the date his employment terminates, determined without regard to pro rata bonus, plus any additional amounts and/or benefits payable to or in respect of Mr. Woodworth under and in accordance with the provisions of any employee plan, program or arrangement under which Mr. Woodworth is covered immediately prior to his termination (including, without limitation, Sections 5(b) and (c) hereof), to the extent vested. For purposes of this Agreement, the Company may terminate Mr. Woodworth's employment for "Cause" if
(1) Mr. Woodworth commits a felony involving moral turpitude, or (2) Mr. Woodworth fails or refuses to carry out the duties and responsibilities of his employment due to his willful neglect or willful misconduct which cannot be cured or which, if curable, is not cured within 30 days after receipt of written notice by the Company and a reasonable opportunity to appeal to the Board (in person or through a representative).

     (d) Termination by the Company Without Cause or by Mr. Woodworth for Good Reason. If Mr. Woodworth's employment is terminated by the Company without Cause or by Mr. Woodworth for "Good Reason" (defined below), then Mr. Woodworth will be entitled to receive (1) Accrued Compensation through the termination date;
(2) a single sum payment equal to the salary that would have been payable (at the then current rate) for a period of three years after the termination date (or, if shorter, for the balance of the then current term of this Agreement);
(3) continued participation in the Company's group health plan(s) at the same benefit level at which he and his covered dependent(s) participated immediately before the termination of his employment for the balance remaining in the then current term of this Agreement and, thereafter, for such additional continuation period as may be available under COBRA or under any post-retirement group health plan or arrangement in which Mr. Woodworth participated prior to the termination of his employment; and (4) accelerated vesting of the Initial Option and of the restricted stock grant described in subsections (b) and (c) of Section 5. For the purposes of this Agreement, Mr. Woodworth may terminate his employment for "Good Reason" if

     (A) the Company materially diminishes Mr. Woodworth's duties, responsibilities or employment conditions in a manner which is inconsistent with the provisions hereof or with his status as Chief Executive Officer of the Company (as described in Section 3 hereof) or which has or reasonably can be expected to have a material adverse effect on Mr. Woodworth's status or authority within the Company; or

     (B) the Company fails to perform or breaches its obligations under any other material provision of this Agreement and does not correct such failure or breach (if correctable) within 30 days following notice thereof by Mr. Woodworth to the Company.

     (e) Termination Without Cause Following a Change in Control. If a Change in Control (defined in Schedule B) occurs and if, within two years after the date on which the Change in Control occurs, Mr. Woodworth's employment is terminated by the Company without Cause or by Mr. Woodworth for Good Reason, then Mr. Woodworth will be entitled to receive (1) Accrued Compensation through the termination date; (2) a single sum payment equal to 2.99 times the sum of his then current annual salary rate and target bonus; (3) continued participation in the Company's group health plan(s) at the same benefit level at which he and his covered dependent(s) participated immediately before the termination of his employment for a period of one year after such termination or, if longer, until the third anniversary of the Change in Control, and, thereafter, for such additional continuation period as may be available under COBRA or under any post-retirement group health plan or arrangement in which Mr. Woodworth participated prior to the termination of his employment; (4) continuing accrual of benefits under the Company's SERP for a period of one year after such termination or, if longer, the third anniversary of the Change in Control; and
(5) accelerated vesting of the Initial Option and the special restricted stock grant (described at subsections (b) and (c) of Section 5.

     8.   Restrictive Covenants.

     (a) Nondisclosure of Confidential Information. Mr. Woodworth acknowledges that, during the course of his employment hereunder, he will have access to confidential and proprietary information, documents and other materials relating to the Company which are not generally known to persons outside the Company (whether conceived or developed by Mr. Woodworth or others) and confidential information, documents and other materials entrusted to the Company by third parties, including, without limitation, financial information, trade secrets, techniques, know-how, marketing and other business plans, data, strategies and forecasts, and the substance of arrangements and agreements with customers, suppliers and others (collectively, "Confidential Information"). Information known by Mr. Woodworth prior to his employment with the Company will not be considered to be Confidential Information hereunder. Any Confidential Information conceived or developed by Mr. Woodworth during the period of his employment will be the exclusive property of the Company. Except as specifically authorized by the Company, Mr. Woodworth will not (during or after his employment hereunder) disclose Confidential Information to any third person, firm or entity or use Confidential Information for his own purposes or for the benefit of any third person, firm or entity other than (1) as may be legally required in response to any summons, order or subpoena issued by a court or governmental agency, or (2) Confidential Information which is or becomes available to the general public through no act or failure to act by Mr. Woodworth.

          (b) Company Documents. Upon the termination of his employment, Mr. Woodworth will deliver to the Company all documents in whatever form and other tangible property containing Confidential Information which are then in his possession or control.

          (c) Non-Solicitation. During employment and for a period of one year after the termination of his employment, Mr. Woodworth will not, directly or indirectly, solicit, induce or otherwise attempt to influence any employee of the Company or any subsidiary or other affiliate thereof to leave employment therewith.

          (d) Remedies. Mr. Woodworth acknowledges and agrees that damages in an action at law for breach of any of the provisions of this Section will be difficult to determine and will not afford a full and adequate remedy and, therefore, agrees that the Company, in addition to seeking damages in an action at law, may seek specific performance and such equitable or other remedies as may be available for breach of this Section, including, without limitation, the issuance of a temporary or permanent injunction, without the necessity of a bond. Except as otherwise provided in this Section 8, the provisions of this subsection (d) shall not be construed as a waiver by Mr. Woodworth of any rights which Mr. Woodworth may have to offer defenses to any request made by the Company for injunctive relief.

          (e) Survival. The obligations set forth in this Section 8 shall survive the termination of Mr. Woodworth's employment.

     9. Litigation Assistance. Mr. Woodworth will cooperate with the Company, during the term of his employment and thereafter (including following Mr. Woodworth's termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any subsidiary or affiliate of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company or any such subsidiary or affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any such subsidiary or affiliate, as reasonably requested; provided, however, that the same does materially interfere with his then current professional activities. The Company will reimburse Mr. Woodworth, on an after-tax basis, for all expenses reasonably incurred by him in connection with his provision of testimony or assistance.

    10. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof, other than an action or claim seeking injunctive relief under Section 8, shall be resolved by binding arbitration, to be held in St. Louis in accordance with the rules and procedures of the American Arbitration Association. Judgement upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending the resolution of any arbitration or court proceeding, the Company will continue payment of all amounts and benefits due Mr. Woodworth under this Agreement. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, but the Company shall reimburse Mr. Woodworth for such reasonable costs and expenses in the event he substantially prevails in such arbitration or court proceeding. Notwithstanding the foregoing, following a Change in Control, all reasonable costs and expenses (including fees and disbursements of counsel) incurred by Mr. Woodworth pursuant to this section shall be paid on behalf of or reimbursed to Mr. Woodworth promptly by the Company; provided, however, that Mr. Woodworth shall repay such amounts to the Company if and to the extent the arbitrator(s) determine(s) that any of Mr. Woodworth's litigation assertions or defenses were in bad faith or frivolous.

     11. Indemnification. To the extent permitted by its Certificate of Incorporation and By-laws and subject to applicable law, the Company will indemnify, defend and hold Mr. Woodworth harmless from and against any claim, liability or expense (including reasonable attorneys' fees) made against or incurred by Mr. Woodworth as a result of his employment with the Company or any subsidiary or other affiliate of the Company, including service as an officer or director of the Company or any subsidiary or other affiliate of the Company.

     (b) Liability Insurance. The Company will continue and maintain a directors and officers liability insurance policy covering Mr. Woodworth to the extent the Company provides such coverage for its other senior executive officers.

     12. Assignment: Binding Nature.

     (a) General. The services and duties to be performed by Mr. Woodworth hereunder are personal and may not be assigned. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and Mr. Woodworth and his heirs and representatives. The Company may assign this Agreement to a successor in interest, provided that any such assignee affirmatively adopts and agrees to fulfill all obligations to Mr. Woodworth hereunder and, except in the case of an assignment to Pulitzer Publishing Company pursuant to subsection (b) of this Section 12, the Company remains secondarily liable to Mr. Woodworth hereunder.

     (b) Effect of Merger Transactions. Upon the closing ("Closing") of the transactions contemplated by the Agreement and Plan of Merger dated May 25, 1998, by and among Pulitzer Publishing Company, Pulitzer Inc. (a wholly-owned subsidiary of Pulitzer Publishing Company) and Hearst-Argyle Television Inc., the Pulitzer Publishing Company's newspaper operations will be transferred to Pulitzer Inc., the stock of Pulitzer Inc. will be distributed by the Pulitzer Publishing Company to its stockholders and the Pulitzer Publishing Company (then consisting of its broadcasting operations) will be acquired by Hearst-Argyle Television Inc. If the Closing does not occur, this Agreement will be assigned to and assumed by Pulitzer Publishing Company, with the result that, unless clearly inappropriate, all references to the "Company" in this Agreement will thereafter be deemed to mean Pulitzer Publishing Company, and all of the provisions of this Agreement, including, without limitation, the provisions relating to the position, rights and entitlements of Mr. Woodworth, will thereafter be applied as if Pulitzer Publishing Company and Mr. Woodworth were the original parties thereto. The foregoing provisions of this Section 12(b) will be inapplicable if the Closing does occur during the term of Mr. Woodworth's employment under this Agreement.

     13. No Impediment to Agreement. Mr. Woodworth covenants that except as otherwise disclosed herein, he is not, as of the date hereof, and will not be, during the period of his employment hereunder, employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any other restrictive covenant or confidentiality agreement, and is not aware of any other circumstance or condition (legal, health or otherwise) which would constitute an impediment to, or restriction upon, his ability to enter into this Agreement and to perform the duties and responsibilities of his employment hereunder.

     14. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Mr. Woodworth and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Mr. Woodworth or an authorized officer of the Company, as the case may be.

     15. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     16. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Mr. Woodworth's employment to the extent necessary to the intended preservation of such rights and obligations.

     17. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Delaware without reference to principles of conflict of laws.

     18. Notices. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or express mail to the recipient at his or its last known address.

     19. Drafting. Each party acknowledges that his or its legal counsel participated in the preparation of and/or has had ample opportunity to fully examine this Agreement. The parties therefore stipulate that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against the other.

     20. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

                                     PULITZER INC.

                                 By: /s/ Michael E. Pulitzer
                                     ------------------------------------------
                                     Michael E. Pulitzer, Chairman of the Board

                                     /s/ Robert C. Woodworth
                                     ------------------------------------------
                                     Robert C. Woodworth

     Pulitzer Publishing Company hereby accepts and agrees to the provisions of Sections 5(b) and (c) and Section 12(b) of the foregoing Employment Agreement dated December 18, 1998 between Pulitzer Inc. and Robert C. Woodworth.


                                     PULITZER PUBLISHING COMPANY

                                 By: /s/ Michael E. Pulitzer
                                     ------------------------------------------
                                     Michael E. Pulitzer, Chairman of the Board

                                   SCHEDULE A
                              SUMMARY OF BENEFITS
                              -------------------

     Pulitzer Publishing Company currently provides the following employee benefits to its senior executives. Pulitzer Inc. will provide similar benefits to its senior executives, including the incoming senior executive.

     1. Group Health. Group health benefits are provided through an 80/20 CIGNA
        -------------
indemnity plan.(1) Each executive presently pays only $2.48 per month for family coverage under the group health plan. Retiree medical coverage is available at slightly higher contribution levels to executives who retire under the employer's qualified defined benefit pension plan with at least 10 years of service.

     2. Group Dental. Group dental coverage is provided through CIGNA (with two
        -------------
alternative plans). Each executive presently pays only $2.44 per month for family dental coverage.

     3. Group Life Insurance. Each senior executive is offered employer-provided
        ---------------------
life insurance coverage equal to 1.5 x annual earnings, subject to maximum coverage of $250,000. The first $35,000 is provided through the employer's group term policy; the balance is provided through the employer's group variable universal policy. A senior executive may purchase additional coverage under the group universal policy up to a total amount of $2,000,000.

     4. Long Term Disability. Each executive is covered by employer-paid LTD
        ---------------------
insurance. The current monthly LTD benefit is 60% of average monthly pay (including salary and bonus) up to a maximum monthly benefit of $10,000.

     5. Qualified Savings Plan. The qualified savings plan is a combination
        -----------------------
401k/profit sharing plan. Senior executives may elect to defer up to 10% of their annual salary (subject to the applicable IRS limit - currently $10,000). Employer matching contributions are made at the rate of 50% with respect to the first 4% of pay contributed by each employee. In addition, employer profit sharing contributions are made at the rate of $50 per month. Eligible employees may enter the plan after completing one year of service. Each participant directs the investment of his/her plan account among available Fidelity mutual funds.

     6. Qualified Defined Benefit Pension Plan.  The employer maintains a
        ---------------------------------------
qualified defined benefit pension plan which provides a relatively modest benefit - 1% of monthly earnings (subject to IRS limits) for the first 25 years of service. The benefit accrual rate under the qualified defined benefit plan is significantly lower than the accrual rate under the unqualified SERP (see the next

___________________
(1) Several HMOs are also available. It is assumed for purposes of this summary that senior executives will select the indemnity plan.

paragraph). The benefit payable under the qualified defined benefit plan is applied as an offset of the benefit otherwise payable under the SERP.

     7. SUPPLEMENTAL RETIREMENT PENSION. The SERP is an unfunded, nonqualified pension plan that provides for the payment of retirement income over and above the pension benefit provided by the qualified pension plan. In general, the SERP provides for the payment of an annual benefit starting at age 65 equal to 40% of a participant's average pay (salary and annual incentive bonus) during the last three years of employment. The SERP benefit accrues ratably over 25 years of service. For example, if an executive retires with 15 years of service, 60% (15/25) of the maximum SERP benefit will have accrued; i.e., the annual benefit starting at age 65 will be equal to 24% (60% x 40%) of final average pay. The benefit payable by the employer under the SERP formula is offset by amounts payable under the employer's qualified defined benefit plan and by the value of that portion of a participant's account under the qualified savings plan which is derived from employer contributions.

     8. VACATION AND TIME OFF. In general, vacation time starts at one week after six months of employment and ranges to five weeks after twenty years. A more liberal arrangement will be provided for the incoming senior executive. In addition to vacation, there are ordinarily six holidays during each year, and there can be as many as four personal days (including one day for an executive's birthday).

     9. RELOCATION BENEFITS. In the case of the incoming senior executive, the employer will pay all expenses ordinarily associated with a relocation to St. Louis. These expenses include the cost of packing and moving household goods, traveling to the new location, interim living expenses during a transition period, and house hunting trips for the executive and his wife. The executive would also be entitled to reimbursement for the real estate commission and other closing costs on the sale of his present home and any points applicable to a loan executive may take out in purchasing a home in St. Louis. In the event the executive ends up having to carry two home loans at the same time, the executive will be entitled to reimbursement for the interest portion on his old home. If the executive wishes to buy a home in St. Louis before selling his present home, the employer will make an interest-free bridge loan to the executive equal to the approximate equity in his present home. If the executive cannot sell his existing residence within a certain period of time (e.g., 90 days from date of hire), the employer will make arrangements (with a third party relocation company or otherwise) for the purchase of the executive's residence at its appraised value. The employer will make a tax gross-up payment to make the Executive whole for taxes incurred on the relocation payments and reimbursements. The overall intent is that the incoming senior executive not be out-of-pocket for move-related expenses.

     10. EMPLOYEE STOCK PURCHASE PLAN. The employer maintains a qualified employee stock purchase plan (under Section 423 of the Code). Subject to annual limitations imposed by the Internal Revenue Code, this plan permits employees to purchase employer stock at a 15% discount with money withheld from pay. The plan operates on the basis of quarterly cycles. At the


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
end of each cycle, the amount withheld from pay during that cycle is used to purchase stock at the discounted price.

     11. EMPLOYEE STOCK OPTIONS. Customarily, the compensation committee of the employer's board of directors grants stock options to senior executives and other key employees with an exercise price equal to the value of the stock on the grant date. The options may be designated as "incentive stock options" under Section 422 of the Internal Revenue Code or as options which do not qualify as "incentive stock options."

DRAFT: December 3, 1998

                                   SCHEDULE B
                        DEFINITION OF CHANGE IN CONTROL

     For the purposes of this Employment Agreement, a "Change in Control" shall be deemed to have occurred if:

     (A) any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;


     (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A), (C), or
     (D) of this section) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;


     (C) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

      (D) the stockholders of the Company approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition), in which case the Board shall determine the effective date of the Change in Control resulting therefrom.

For purposes of the definition of Change in Control, (X) the term "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act (including any successor to such Rule); (Y) the term "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto; and (Z) the term "Person" shall have the meaning ascribed to such term in section 3(a)(9) of the Exchange Act and used in sections 13(d) and 14(d) thereof, including "group" as defined in section 13(d) thereof. Notwithstanding anything to the contrary contained herein, the closing of the transactions contemplated by the Agreement and Plan of Merger described in Section 12(b) of the Employment Agreement will not constitute a Change in Control.


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